FIRST AMENDMENT TO SHAREHOLDERS' AGREEMENT

         THIS FIRST AMENDMENT TO SHAREHOLDERS' AGREEMENT ("Amendment") is made and entered into as of the 24th day of April, 2002, by and among TONY D'AMATO ("D'Amato"), CHRISTOPHER TISI ("Tisi"), and HEALTH AND NUTRITION SYSTEMS INTERNATIONAL, INC. (the "Company").

                              Preliminary Statement

         The parties hereto entered into a Shareholders' Agreement dated as of July 13, 2000 (the "Shareholders' Agreement"), pursuant to which, among other things, D'Amato granted to Tisi an irrevocable proxy (the "Initial Proxy") to vote D'Amato's shares of capital stock of the Company for a term of two years.

         The parties desire to extend the term of the Shareholders' Agreement and the Initial Proxy for an additional two years.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Preliminary Statement; Capitalized Terms. The Preliminary Statement set forth above is true and correct and is incorporated into and made a part of this Amendment. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as provided in the Shareholders' Agreement.

         2. Extension of Term. The term of the Shareholders' Agreement and the Initial Proxy is hereby extended for a period of two years commencing on July 14, 2002 and expiring on July 13, 2004. For purposes of clarity, simultaneously with execution of this Amendment, D'Amato shall execute and deliver to Tisi an Irrevocable Proxy in the form attached hereto as Exhibit "A" (the "New Proxy").

         3. Acknowledgement of Waiver. The parties acknowledge and agree that, pursuant to a Waiver dated January 31, 2001, Tisi and the Company waived the right either of them may have under the Shareholders' Agreement and the Initial Proxy to vote 125,000 shares owned by D'Amato and evidenced by Certificate No. 01237 (the "Excluded Shares"). The rights granted to Tisi under the New Proxy in respect of D'Amato's shares of capital stock of the Company shall exclude the Excluded Shares.

         4. Incorporation by Reference; Reaffirmation. The provisions of Section V of the Shareholders' Agreement are hereby incorporated into and made a part of this Amendment as if set out in full herein. Except as specifically amended hereby, the Shareholders' Agreement shall remain unmodified and in full force and effect and is hereby reaffirmed by the parties hereto. To the extent of any conflict or inconsistency in the provisions of the Shareholders' Agreement and this Amendment, the terms of this Amendment shall govern and control.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date first above written.

                                                /s/ Tony D'Amato
                                                --------------------------------
                                                Tony D'Amato
                                                /s/ Christopher Tisi
                                                --------------------------------
                                                Christopher Tisi

                                                HEALTH AND NUTRITION SYSTEMS
                                                INTERNATIONAL, INC.


                                                By: /s/ Christopher Tisi
                                                   -----------------------------
                                                      Name: Christopher Tisi
                                                       Title: CEO